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                                                                    EXHIBIT 99.1


                     EVERGREEN RESOURCES BOARD OF DIRECTORS
                  APPROVES AMENDMENT TO SHAREHOLDER RIGHTS PLAN

     DENVER - March 8, 2001 - Evergreen Resources, Inc. (NYSE: EVG) announced today that its board of directors has approved an amendment to the company's shareholder rights plan that increases the exercise price for the rights issued pursuant to the plan.

     The shareholder rights plan, which was originally adopted in July 1997, provides shareholders with common stock purchase rights in certain circumstances. The exercise price per right was established at $42.50, based upon prevailing market prices at the time the plan was adopted. The amendment to the plan increases the exercise price to $100.00 in recognition of the increase in the company's stock price since the plan was adopted. No other amendments were made to the plan, and the rights currently cannot be exercised.

     Mark S. Sexton, president and chief executive officer, said the action was taken after careful study and is not in response to any pending takeover or proposed change in control of the company. "The board of directors believes that this amendment is appropriate to continue to protect the company and its shareholders from potentially coercive takeover practices or takeover bids that are inconsistent with the interests of the company and in the best interests of its shareholders," said Sexton.

     Evergreen Resources is an independent energy company engaged in the acquisition and development of unconventional natural gas properties. The company's current operations are principally focused on developing and expanding its coal bed methane properties in the Raton Basin in southern Colorado. Evergreen also holds exploratory acreage onshore in the United Kingdom, in northern Chile and in northwest Colorado.

CONTACT:

Evergreen Resources
John B. Kelso, Manager - Investor Relations
303/298-8100
www.evergreen-res.com
John K@evergreen-res.com